Exhibit 99.4

CONSENT OF MARVIN J. WINKLER

The undersigned hereby consents to the reference to the undersigned in the SAFLINK Corporation registration statement on Form S-4, as the same may be amended from time to time, as a person named in the registration statement as about to become a director of SAFLINK Corporation.

Dated: June 18, 2004

/s/ MARVIN J. WINKLER
Marvin J. Winkler